Exhibit 99.2

Gray Media Agrees to Purchase American Spirit Media’s Television Stations

Atlanta, Georgia– July 1, 2026 - Gray Media, Inc. (“Gray”) has reached an agreement with American Spirit Media, LLC (“American Spirit”) to acquire its six television stations for $50 million.

The American Spirit stations are as follows:

Rank	Market	Station	Affiliation
81	Toledo, OH	WUPW	FOX
100	Jackson, MS	WDBD	FOX
125	Wilmington, NC	WSFX-TV	FOX
126	Columbus, GA	WXTX	FOX
149	Wichita Falls, TX	KAUZ-TV	CBS
176	Lake Charles, LA	KVHP	FOX

For more than a decade, Gray (including a predecessor company, Raycom Media) has provided back-office services to five of these stations as well as local news to four of these stations through our own local stations in these markets. Going forward in each of these markets, we expect to leverage our news, sales, and sports strategies for the benefit of the local communities and the public interest.

Earlier today, the parties completed the first of two closings of the transaction through which, among other things, Gray paid $40 million to American Spirit and commenced a limited local management agreement for the stations. The consideration for the first of the two closings was funded with a portion of the proceeds of a private placement of $70 million of aggregate principal amount of the Company’s 7.250% Senior Secured First Lien Notes due 2033, which was completed on June 30, 2026.

Gray anticipates utilizing cash on hand to complete the second and final portion of the transaction in the fourth quarter of this year following receipt of regulatory approvals and other customary closing conditions, at which time the local management agreement will end.

Consistent with each of Gray’s other television station transactions announced over the past 12 months, the American Spirit transaction furthers our commitment to pursuing prudent tuck-in acquisitions that strengthen our local presence and expand our scale, including establishing two-station footprints in attractive markets. We anticipate that the acquisition - together with the debt issuance and preferred stock redemption that Gray is also announcing today - will be cash flow accretive, will not increase our Consolidated Total Net Leverage Ratio (as defined in our Senior Credit Agreement), and will support our ongoing efforts to improve our balance sheet.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include the inability to complete the proposed transaction within the expected timeframe, or at all, receipt of required regulatory approvals, the anticipated benefits of the transaction and other future events. Gray is subject to additional risks and uncertainties described in its quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via www.sec.gov. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

About Gray Media:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets. As of May 15, 2026, we serve 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 78 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station in average all-day ratings across the 116 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 46 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Gray Contact:

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Alan Gould, Vice President, Investor Relations, 404-266-8333

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